B0675-0138 09/23/2022 5:00 PM Received by California Secretary of State

Amendment - Domestic Corporations

For Office Use Only

-FILED-

File No.: BA20220929714

Date Filed: 9/23/2022

Certificate of Amendment of Articles of Incorpo

The undersigned certify that:

1. They are the **President** and the **Secretary,** respectively, of FOMO CORP., a California corporation with entity number 1566355.

2. Article I of the Articles of Incorporation of this corporation is amended to read as follows:

   The name of this corporation is FOMO WORLDWIDE, INC.

3. The foregoing amendment of Articles of Incorporation has been duly approved by the board of directors.

Use only one of the #4 statements

4. The foregoing amendment of Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with Section 902, California Corporations Code.

The total number of common shares outstanding is 8,510,188,088, ofwhich each share is entitled to one (1) vote on corporate matters. Of these shareholders, holders of 5,106,112,853 shares (60.0% of the class) representing 5,106, 112,853 votes voted in favor of the Amendment.

The total number of Series A Preferred shares outstanding is five million seven hundred fifty million (5,750,000), of which each share is entitled to fifty (50) votes on corporate matters. Of the Series A Preferred shareholders, holders of 3,000,000 shares (52.2% of the class) representing 150,000,000 votes voted il favor of the Amendment.

The total number of Series B Preferred shares outstanding is six million four hundred nine thousand nine hundred eighty two (6,409,982), of which each share is entitled to one thousand (1,000) votes on corporate matters. Of the Series B Preferred shareholders, holders of four million eight hundred seven thousand eight hundred forty six shares (75.0% of the class) representing 4,807,486,500 votes voted in favor of the Amendment.

The total number of Series C Preferred shares outstanding is one million (1,000,000), of which each share is entitled to ten thousand (10,000) votes on corporate matters. Of the Series C Preferred shareholders, holders of 1,000,000 shares (100% of the class) representing 10,000,000,000 votes voted in favor of the Amendment.

The total number of outstanding votes for all classes of shares of the corporation is 25,207,670,088. The number of shareholder votes voting in ! favor of the Amendment was 20,063,599,352 or 79.6%, which equaled or

exceeded the vote. required of more than 50%.

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our knowledge.

DATE: September 29, 2022

Vikram Grover, President

Vikram Grover, Secretary

B0675-0139 09/23/2022 5:00 PM Received by California Secretary of State